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WSi INTERACTIVE CORPORATION           Symbols: CDNX- WIZ               OTC-WIZZF



                                  NEWS RELEASE

January 7th, 2000

WSI INTERACTIVE SIGNS SOFTWARE AGREEMENT THAT GIVES UNIQUE MULTIMEDIA E-MAIL CAPABILITIES TO TARGETPACKS.COM.

WSI INTERACTIVE CORP. is pleased to announce the signing of a licensing agreement with Photochannel Networks Inc. for their award winning software "Slides & Sound Plus", which was developed at a cost of over $6,000,000 cdn. The agreement between the two companies allows WSi to modify the source code of the software to significantly enhance multimedia e-mail capabilities. The enhanced software will become the joint property of WSi and Photochannel.

The software will allow WSi's division, TargetPacks.com, to provide multimedia e-mail advertising services. This multimedia capability means that the on-line recipient of the message doesn't have to "download" any plug-ins in order to view the visual and sound elements of the message. This ability greatly enhances readability and response to on-line campaigns and gives TargetPacks.com a significant competitive advantage.

TargetPacks.com conducts business-to-business and business to consumer, opt-in e-mail marketing programs and other on-line campaigns for a wide variety of client groups. With access to literally millions of opt-in e-mail lists, Targetpacks.com is able to identify and segment finely targeted consumer and business audiences in order to maximize the return on investment for its clients' marketing investment.

Targetpacks.com. takes full advantage of WSi's decade of direct marketing experience and sophisticated data base technologies in order to carefully manage and build revenue from opt-in lists of other WSi proprietary sites, as well as those of other dot com companies.


WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on marketing opportunities on the Internet. WSI builds, manages and markets on-line businesses in the financial, e-tailing, e-commerce, entertainment and e-advertising sectors.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 604 687 4990.

To fax your request please complete the following

NAME:              ______________________________________________

COMPANY:           ______________________________________________

e-mail address:    ______________________________________________

PHONE#:            ______________________________________________

FAX#:              ______________________________________________

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Send by:       E-mail or fax:   yes / no.         Or: e-mail only:    yes / no


WSi INTERACTIVE CORPORATION
Toll free:     1-888-388-4636
Telephone:     1-604-681-8589
Fax:           1-604-687-4990

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.